Exhibit 99.1
November 11, 2005 Constellation Brands Discussion of Vincor's Directors' Circular

Introduction Vincor's results continue to demonstrate its strategic challenges and weaknesses Vincor's synergy estimates and price targets are unrealistic Constellation's all cash offer is firm and binding and provides shareholders with certainty and speed Exclusion of Constellation from Vincor's process is inconsistent with the Board's stated intent to maximize shareholder value After access to information Constellation may be willing to pay more

Operating Income is Declining at an Accelerating Rate Since the Western Wines Acquisition Vincor's Declining Profits Demonstrate its Strategic Challenges 2Q FY05 Adjusted 26.9m 26.0m -7.9% Pro Forma Decline 24.8m Vincor's profit trend is weak; These results mark the 6th out of 8 quarterly misses relative to Vincor analysts' estimates 1H FY05 Adjusted 42.8m 42.7m 47.2m 2Q FY06 Adjusted 2Q FY05 PF (1) 1H FY06 Adjusted 1H FY05 PF (1) -4.7% Adjusted Decline -9.6% Pro Forma Decline -0.4% Adjusted Decline (1) Pro forma operating income excludes C$1.0m in one-time charges and includes an estimated contribution from Western Wines of approximately $0.9m in 2Q05 and $4.4m in 1H05 for July 2004 and April through July 2004 respectively. Note: Adjusted Operating income from Vincor financial statements and accompanying MD&A dated November 3, 2005.

Vincor's Lack of Scale is Leading to Significant Weakness in its Key International Markets Vincor has realized no SG&A leverage despite acquisitions because they lack scale outside of Canada U.S. Excluding Kumala, the sales of the portfolio are down significantly Overall, net sales are declining (on a pro forma basis) and Vincor is losing market share "Revenues, excluding the effects of currency translation for the comparable year over year period since the acquisition were lower by 4%." - Vincor 2Q06 Earnings Release "Sales of C$89.1 Million in the UK in the first six months were well below our expectations." - Vincor 2Q06 Earnings Release U.K. Australia / New Zealand Volume growth is declining Depletions growth has slowed from approximately 9% to 3% since 3Q05 Vincor brands only account for 0.5% of the total market In the face of consolidation, this lack of scale is likely to limit future opportunity Overall market faces significant difficulty resulting from oversupply of grapes and consolidation in retail Vincor, with less than 1% market share, continues to be impacted by these trends In Q206, volume was down 14% and net sales were down 9%

Vincor's Synergy Estimates are Unrealistic Vincor's estimate of available synergies is between 14% and 21% of Vincor's LTM revenue This is well in excess of the industry average of 6% for comparable transactions The level of overlap between Constellation's operations and those of Vincor is modest Approximately 50% of Vincor's revenue is in Canada, where distribution structure limits synergies available to Constellation

11.7% 11.2% 10.2% 9.1% 7.5% 2.1% 1.8% 1.0% 1.2% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% Acquiror Foster's Interbrew Southcorp Coors Constellation Constellation Lion Nathan Interbrew SAB Allied Domecq Target Southcorp AmBev Rosemount Molson Robert Mondavi BRL Hardy Petaluma Bass-Whitbread Miller Bodegas & Bebidas Ann. Date Jan 05 Mar 04 Feb 01 July 04 Nov 04 Jan 03 Oct 01 Jun 00 May 02 Sep 01 Trans. Size (US$mm) $2,736 $20,008 $784 $8,100 $1,355 $1,400 $111 $4,075 $3,600 $252 Target HQ Australia Brazil Australia Canada U.S. Australia Australia U.K. U.S. Spain Mean: 6.0% Announced Synergies as % of Target Sales The cost savings Vincor continues to discuss are inconsistent with industry precedent Source: Press releases and Wall Street research. Based on last twelve months' sales prior to announcement date. 3.9% Proposed Vincor Synergy Range: 14% - 21% Vincor's Synergy Estimates are Unrealistic

Constellation Values Vincor Consistent With the Robert Mondavi Acquisition

	Valuation Considerations	Transaction Value Less Asset Sales	LTM EBITDA	Multiple
ROBERT MONDAVI 100% Overlap	▲ Iconic Napa Valley Brands ▲ Opus One JV ▲ Highly valued vineyard properties in Napa Valley ▲ Large presence in the highly profitable US market ▲ EBITDA margins of approximately 20% ◄► Sales growing at the market average	$1,175m	$94m	12.5x
VINCOR 50% Overlap	▲ #1 position in Canada, a profitable wine market ▲ Good growth history in Canada ◄► Strong brand in the UK (with execution problems) ▼ Significant EBITDA from lower multiple businesses: wine kits; refreshment drinks ▼ Low margin wine volume from private label activities in the UK and Australia	C$1,360m	C$110m	12.4x

Constellation's offer is at a multiple consistent with that paid for Robert Mondavi after giving effect to asset disposals

Note: Assets contributing immaterial EBITDA were sold by Constellation after closing. The 12.5x transaction multiple for Robert Mondavi calculated as follows: Announced transaction value ($1,355M) less asset disposals ($180m) divided by Robert Mondavi EBITDA (including $13m of equity income, primarily from the Opus One joint venture).

7

November 11, 2005 | Constellation

Constellation's Takeover Bid is all Cash and is Firm and Binding All shareholders are entitled to tender at our offer price; we plan to cash out all shareholders at the same price in a second-step merger transaction Our conditions are customary We have made all of our required regulatory filings and expect to receive all necessary approvals Vincor's shares closed at C$22.29 the day before Constellation's first proposal to Vincor Management; Vincor's analysts had a median 12-month price target of C$27.00 prior to Constellation's offer

Vincor's Shareholders Have a Vested Interest in Admitting Constellation to the Process to Create Value Constellation may increase its offer with access to information Vincor obviously believes that Constellation is one of the best, if not the best buyer for the business What value is there in excluding Constellation from a such a broad process? Constellation cannot be in a position to assess the case for higher value without access to the non-public information Vincor is sharing with others How is excluding Constellation consistent with the Board's stated goal of maximizing value for all shareholders? Vincor stated it has signed over a "half-dozen" confidentiality agreements Vincor is sharing non-public information with these parties while Constellation is still being denied access to information

Conclusion Vincor's results continue to demonstrate its strategic challenges and weaknesses Vincor's synergy estimates and price targets are unrealistic Constellation's all cash offer is firm and binding and provides shareholders with certainty and speed Exclusion of Constellation from Vincor's process is inconsistent with the Board's stated intent to maximize shareholder value After access to information Constellation may be willing to pay more

November 11, 2005 Constellation Brands Discussion of Vincor's Directors' Circular